Exhibit 10.38

AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

This Amended and Restated Share Purchase Agreement (this “Agreement”) is made effective as of May 31, 2023, (the “Effective Date”), by and between Santai Global Asset Management Limited, a Hong Kong company (the “Seller”), and AA Assets Limited (“Purchaser”), a Hong Kong Company, wholly owned by Sam Kwok Wai Chung, residing at 50A Tower 3, Ocean Pointe, Sham Tseng, NT, Hong Kong:

A.	Seller is the owner of Fifteen Million (15,000,000) shares of voting common share of JP Outfitters, Inc., a Delaware corporation (the “Company”).

B.	Seller desires to sell One Million and five hundred thousand (1,500,000) of Seller’s Company shares to the Purchaser (the “Transferred Shares”) during a five (5) year-period after the successful listing of the shares of common stock of the Company on the Nasdaq Capital Market (the “Listing”), and the Purchaser desires to purchase the Transferred Shares from Seller.

C.	The parties previously entered into a Share Purchase Agreement dated April 11, 2023 (the “Prior SPA”), which they desire to terminate upon effectiveness of this Agreement.

D.	The parties entered into a Share Purchase Agreement on April 21, 2023 (effective January 1, 2023) (the “SPA”).

E.	The parties desire to amend and restate the SPA.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and restate in its entirety the SPA on the terms set forth herein.:

1. Sale and Transfer of the Share.

(a) The Seller and the Purchaser agree that the Purchaser may purchase all or any portion of the Transferred Shares within five (5) years after the Listing, each time by delivering a notice of purchase (a “Notice of Purchase”) to the Seller. Any Notice of Purchase shall specify the number of shares to be purchased each time and transfer instructions of the shares.

(b) The sale and transfer of the Transferred Shares is predicated on the successful listing of the shares of the Company on the Nasdaq Stock Exchange within one year from the date of this Agreement, failing which this Agreement is null and void.

(c) All references to the number of Transferred Shares and the purchase price of the Transferred Shares in this Agreement shall be appropriately adjusted by the parties to reflect any stock split, reverse stock split or stock dividend or other similar change in the Company’s shares of common stock which may be made by the Company after the Effective Date of this Agreement.

2. Purchase Price. In consideration of Seller’s transfer to the Purchaser of the Transferred Shares, the Purchaser hereby agrees to pay to Seller $0.0001 per share (the par value of the Transferred Shares) (the “Purchase Price”) with the aggregate sum for all Transferred Shares equal to One Hundred and Fifty and no/100 Dollars ($150.00), payable at Closing (as defined below) via cashier’s check, certified check or wire transfer into an account designated by Seller (the “Cash Proceeds”).

3. Closing.

(a) The closing of each portion of the Transfered Shares (the “Closing”) provided for herein shall occur within five (5) days after the delivery of a Notice of Purchase by the Puchaser, or on such other later date as Seller and Purchaser agree (the “Closing Date”).

(b) At Closing (or as soon as possible thereafter), Seller shall cause the Company to deliver to the Purchaser a certificate (or issue in book entry form) representing the number of the Transferred Shares that the Purchaser specified on the applicable Notice of Purchase; and the Purchaser shall deliver the Purchase Price for the portion of the Transferred Shares purchased.

(c) As of the Closing Date (as defined below), the Seller shall sell, assign, transfer, and deliver the Transferred Shares to the Purchaser, free and clear of all liens, charges or encumbrances of any nature whatsoever, and the Purchaser shall purchase and accept the Transferred Shares from Seller, subject to any lock-up provisions that may be applicable to those Transferred Shares.

(d) At Closing, Purchaser shall deliver to Seller the Cash Proceeds.

4. Seller’s Representations and Warranties. Seller makes the following representations and warranties to Purchaser:

(a) Seller has good, valid and marketable title to the Transferred Shares, free and clear of all liens, claims and encumbrances, with full legal right and power to transfer and convey absolute ownership of the Transferred Shares to Purchaser.

(b) This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, and no consent of any federal, state or other local authority or any other person or entity that has not been obtained is required to be obtained by Seller in connection with the consummation of the transactions contemplated by this Agreement.

(c) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof do not and will not with the passing of time or giving of notice (i) violate any provision of any judicial or administrative order, award, judgment or decree applicable to Seller, or to the Transferred Shares, or (ii) conflict with, result in a breach of or right to cancel or constitute a default under any agreement or instrument to which Seller is a party, by which Seller is bound or to which Seller or the Transferred Shares are subject.

5. Purchaser’s Representations and Warranties. Purchaser hereby makes the following representations and warranties to Seller:

(a) Purchaser has full right and power to complete the purchase of the Transferred Shares.

(b) This Agreement constitutes the valid and binding obligations of Purchaser enforceable in accordance with its terms.

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(c) Purchaser is acquiring the Transferred Shares solely for Purchaser’s own account, as an investment and not with a view to, or resale in connection with, any distribution or public offering, and Purchaser has no present agreement, understanding or arrangement to subdivide her interest or to sell, assign or transfer any portion thereof to any other person.

(d) Purchaser understands that the Transferred Shares have not been registered under the Securities Act of 1933, as amended (the “Act”) or any applicable state securities laws. Purchaser further understands that no governmental agency has recommended or endorsed the Transferred Shares or made any finding or determination relating to the fairness for investment of the Transferred Shares. The Purchaser was not offered or sold the Transferred shares, directly or indirectly, by means of any form of general solicitation or general advertising, including, without limitation, the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio; or (ii) any seminar or meeting whose attendees had been invited by any general solicitation or general advertising.

(e) The Purchaser understands that the tax consequences of an investment in Shares of the Company depend upon the individual circumstances of the owner of the Company Shares. The Purchaser further understands that there can be no assurance that the Internal Revenue Code of 1986, as amended, or the Treasury Regulations promulgated thereunder will not be amended or applied in such a manner as to deprive the Purchaser of some or all of the tax benefits the Purchaser might otherwise expect to receive from investment in the Company.

6. Survival of Representations and Warranties. Notwithstanding any investigation by any of the parties before or after the execution of this Agreement, the representations and warranties set out in Sections 4 and 5 and the agreements contained herein shall survive the Closing.

7. Assignment; Option Not Transferable . Neither Purchaser nor Seller may assign this Agreement or any of their rights and/or obligations hereunder. For the avoidance of doubt, the option to purchase the Transferred Shares created hereby cannot be transferred, assigned, sold, or otherwise disposed of by Purchaser to any other individual or entity.

8. Entire Agreement. This Agreement supersedes and terminates all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective heirs, administrators, executors, representatives, successors and assigns.

9. Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. No such document shall expand the scope or duration of any representation, warranty or covenant hereunder.

10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

11. Arbitration. Any controversy or claim arising out of or relating to this Agreement or a breach thereof, shall be settled by binding arbitration in Cincinnati, Ohio (or such other location as may be agreed to by the parties) to be administered by the American Arbitration Association (“AAA”) in accordance with its then-prevailing Commercial Rules of Arbitration. The Purchaser and Seller shall select an arbitrator from a list provided by the AAA that is mutually satisfactory to them. If Purchaser and Seller are unable to agree on an arbitrator, the Purchaser and Seller shall each choose an arbitrator from a list provided by the AAA. The two arbitrators so selected shall then select a third arbitrator mutually satisfactory to them from the list provided by the AAA. The single arbitrator so selected by the aforesaid procedure shall hear the dispute and decide it. The arbitrator shall have a background and training in the general areas of law covered by this Agreement. The arbitrator shall have the right to award costs, fees and expenses including, without limitation, the arbitrator’s fees and reasonable attorneys’ fees, to the prevailing party. The award of the arbitrator shall be binding and final on all parties. A party shall be entitled to have a judgment entered on the determination or decision of the arbitrator in any court of competent jurisdiction.

12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Amended and Restated Share Purchase Agreement has been executed by the parties hereto as of the Closing Date.

PURCHASER:

AA Assets Limited

By:
Name:	Sam KW Chung
Title:	Director

SELLER:

Santai Global Asset Management Limited

By:
Name:	William Choi
Title:	Director

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